EXHIBIT 99.1

CMGI REPORTS FOURTH QUARTER AND FULL FISCAL YEAR 2005

FINANCIAL RESULTS

CMGI REPORTS STRONG OPERATING RESULTS FOR FIRST FULL YEAR

AFTER MODUS MEDIA ACQUISITION

Waltham, Mass. October 3, 2005 — CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its full fiscal year and fourth quarter ended July 31, 2005.

Year Over Year Operating Highlights

•	Net Revenue, Increased $672.3 million, or 169%
•	Operating Income, Improved by$29.3 million, or 124%
•	Gross Margins, Increased from 6% to 11%
•	Annualized Integration Savings, Achieved $28.0 million exceeding the $20.0 million target

“Approximately one year ago, we said that fiscal 2005 would be a profitable year for CMGI and I’m pleased to report that it was,” said Joseph C. Lawler, President and Chief Executive Officer. “The year saw the Company’s first quarterly and annual operating profit in nine years and significant improvements across key operation and financial measures. Moving forward, we’ve built and are executing our strategic plan which we expect will result in improved gross margins and lower operating expenses in the coming years,” added Lawler.

Fiscal Year

CMGI reported net revenue of $1.1 billion for the fiscal year ended July 31, 2005. This compares to net revenue of $397.4 million for the fiscal year ended July 31, 2004, an increase of $672.3 million, or 169% year over year. This increase was primarily attributable to the Company’s acquisition of Modus Media on August 2, 2004.

CMGI reported operating income of $5.7 million for the fiscal year ended July 31, 2005, compared to an operating loss of $23.7 million for the fiscal year ended July 31, 2004, an improvement of $29.3 million, or 124%. This improved performance was largely due to the acquisition of Modus Media, which provided significant financial benefits including expansion into higher margin business verticals, service offerings and geographies as well as synergies that allowed the Company to reduce costs by eliminating redundancies. The Company achieved savings related to integration of approximately $28.0 million, on an annualized basis. Partially offsetting these improved financial results were significant costs associated with Sarbanes-Oxley 404 compliance readiness actions and SAS 70 reviews for clients which totaled approximately $5.8 million. The fiscal 2005 operating income also included charges related to the amortization of intangible assets and stock-based compensation and depreciation totaling $21.1 million and net restructuring charges of $5.3 million. Included in the Company’s fiscal 2004 operating loss were charges related to the amortization of stock-based compensation and depreciation totaling $7.1 million, and net restructuring charges of $5.6 million.

CMGI reported net income of $26.5 million, or $0.06 diluted earnings per share for fiscal 2005, compared to net income of $87.0 million, or $0.22 diluted earnings per share for fiscal 2004. The net income in fiscal 2005 included a non-cash income tax benefit of approximately $23.9 million as a result of a reduction in the Company’s estimate of certain income tax liabilities that had been included in accrued income taxes on the Company’s balance sheet. The net income in fiscal 2004 included a $40.5 million gain by the Company’s AltaVista subsidiary on the sale of approximately 3.2 million shares of Overture Services, Inc. common stock, and a non-cash income tax benefit of approximately $76.4 million.

Excluding the effects of charges related to depreciation, amortization of intangible assets and stock-based compensation, and restructuring, CMGI reported non-GAAP operating income of $32.0 million for the fiscal year ended July 31, 2005 versus non-GAAP operating loss of $11.0 million in the fiscal year ended July 31, 2004. Similar to the year over year improvements noted in the discussion above of our GAAP results, the $43.0 million, or 392% year over year improvement in our non-GAAP operating income was also primarily attributable to the synergies and resulting benefits realized from the acquisition of Modus Media at the beginning of fiscal 2005.

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because they may be considered to be of a non-operational or non-cash nature. Historically, CMGI has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation and amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling CMGI’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

Fourth Quarter

CMGI reported net revenue of $251.2 million for the fourth quarter ended July 31, 2005. This compares to net revenue of $96.5 million for the same period of the prior year, an increase of $154.8 million, or 160%, year over year. This increase was primarily attributable to the Company’s acquisition of Modus Media.

CMGI reported an operating loss of $3.7 million for the fourth quarter ended July 31, 2005, compared to an operating loss of $5.3 million for the same period last year, an improvement of $1.6 million, or 30%, year over year. Operating results for the fourth quarter were negatively impacted by significant costs associated with the Company’s Sarbanes Oxley 404 compliance readiness actions, which totaled approximately $3.6 million during the quarter. The fiscal 2005 fourth quarter operating loss also included charges related to the amortization of intangible assets and stock-based compensation and depreciation totaling $5.3 million and net restructuring charges of $1.5 million. Included in the Company’s fiscal 2004 fourth quarter operating loss were charges related to the amortization of stock-based compensation and depreciation totaling $1.5 million.

CMGI reported net income of $0.3 million, or nil diluted earnings per share for the fourth quarter of fiscal 2005. This compares to a net loss of $6.8 million, or ($0.02) diluted loss per share, for the same period last year. Net income in the fourth quarter of fiscal 2005 included a $4.5 million gain as a result of the sale of one of @Ventures portfolio companies, Molecular.

Excluding the effects of charges related to depreciation, amortization of intangible assets and stock-based compensation, and restructuring, CMGI reported non-GAAP operating income of $3.1 million for the fourth quarter ended July 31, 2005 compared to non-GAAP operating loss of $3.7 million for the same period last year. Similar to the improvements noted in the discussion above of our fourth quarter GAAP results, the $6.9 million, or 184% year over year improvement in our non-GAAP operating income in the fourth quarter was also primarily attributable to the synergies and resulting benefits realized from the acquisition of Modus Media at the beginning of fiscal 2005.

As of July 31, 2005, CMGI had consolidated cash, cash equivalents and marketable securities of $192.7 million, versus $272.2 million at July 31, 2004. The primary use of cash versus last year-end represents the Modus Media net cash acquisition costs and related expenses of approximately $66.2 million.

Conference Call Scheduled for October 3rd

CMGI will hold a conference call to discuss its fourth quarter and full fiscal year 2005 results at 5:00 p.m. Eastern Time on October 3, 2005. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiary, ModusLink, provides technology and products solutions that help businesses market, sell and distribute their products and services. In addition, CMGI’s venture capital affiliate, @Ventures, invests in a variety of technology ventures. For additional information, see www.cmgi.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, the expected benefits of the Modus Media acquisition, our integration efforts and our investments in ModusLink, and the development and implementation of business strategies in our target markets and through our venture capital affiliate. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to improve its cash position, expand its operations and revenues and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; the possibility that expected benefits of the Modus Media acquisition or the financial forecasts of CMGI following the Modus Media acquisition may not be achieved, due to problems or unexpected costs that may arise in successfully integrating the Modus Media business or an inability to realize expected synergies or make expected future investments in the combined businesses; CMGI’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers would significantly damage CMGI’s financial condition and results of operations; and increased competition and technological changes in the markets in which CMGI competes. In addition, from time to time management may present unaudited pro forma combined financial results of CMGI and Modus Media for historical perspective. Such pro forma information is not necessarily indicative of financial results that could have occurred, nor necessarily indicative of financial results that may be expected in the future. Such pro forma financial information should be read in conjunction with the Company’s financial results prepared in accordance with US GAAP. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

Tom Oberdorf

Chief Financial Officer

ir@cmgi.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	July 31, 2005	July 31, 2004
Assets:
Cash and cash equivalents	$192,450	$271,871
Available-for -sale securities	278	292
Accounts receivable	165,492	54,296
Inventories	78,689	34,460
Prepaid expenses and other current assets	12,083	10,624
Current assets of discontinued operations	83	83

Total current assets	449,075	371,626

Property and equipment, net	42,863	7,246
Investments in affiliates	22,528	18,635
Goodwill and other intangible assets	201,314	22,122
Other assets	5,890	3,383
Non-current assets of discontinued operations	14	14

	$721,684	$423,026

Liabilities:
Current installments of long-term debt	$1,670	$178
Current portion of capital lease obligations	304	—
Revolving line of credit	24,785	15,785
Accounts payable	135,677	37,055
Current portion of accrued restructuring	11,251	8,872
Accrued income taxes	2,778	24,352
Accrued expenses	44,175	21,558
Other current liabilities	3,797	2,565
Current liabilities of discontinued operations	—	155

Total current liabilities	224,437	110,520

Long-term debt, net of current portion	98	1,544
Long-term portion of accrued restructuring	7,912	6,269
Long-term portion of capital lease obligations	823	—
Other long-term liabilities	16,998	10,857
Non-current liabilities of discontinued operations	98	98
Minority interest	103	423

	26,032	19,191
Stockholders’ equity	471,215	293,315

	$721,684	$423,026

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	July 31, 2005	Three months ended April 30, 2005	July 31, 2004	Fiscal Year ended
				July 31, 2005	July 31, 2004
Net revenue	$251,243	$265,667	$96,466	$1,069,760	$397,422

Operating expenses:
Cost of revenue	226,456	237,921	90,392	947,556	372,293
Selling	5,886	4,795	1,751	21,656	5,323
General and administrative	18,476	21,018	9,469	78,699	37,532
Amortization of intangible assets and stock-based compensation	2,606	2,405	71	10,926	333
Restructuring, net	1,473	1,472	38	5,258	5,604

Total operating expenses	254,897	267,611	101,721	1,064,095	421,085

Operating income (loss)	(3,654)	(1,944)	(5,255)	5,665	(23,663)

Other income (expenses):
Other gains (losses), net	5,227	(10)	(101)	2,614	44,982
Minority interest	—	(4)	43	(1)	(2,075)
Equity in income (losses) of affiliates, net	(1,135)	(338)	(769)	(1,396)	(2,340)
Interest income	1,053	1,206	748	3,766	3,569
Interest expense	(597)	(394)	(505)	(2,009)	(1,732)

Total	4,548	460	(584)	2,974	42,404

Income (loss) from continuing operations before income taxes	894	(1,484)	(5,839)	8,639	18,741
Income tax expense (benefit)	620	(23,099)	649	(19,933)	(69,532)

Income (loss) from continuing operations	274	21,615	(6,488)	28,572	88,273
Discontinued operations, net of income taxes:

Loss from discontinued operations	—	(2,047)	(314)	(2,047)	(1,298)

Net income (loss)	$274	$19,568	$(6,802)	$26,525	$86,975

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.00	$0.04	$(0.02)	$0.06	$0.22

Loss from discontinued operations	$—	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Earnings (loss)	$0.00	$0.04	$(0.02)	$0.06	$0.22

Shares used in computing basic earnings (loss) per share	479,283	477,515	400,845	475,294	399,153

Shares used in computing diluted earnings (loss) per share	486,605	486,210	400,845	483,570	404,246

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	July 31, 2005	Three months ended April 30, 2005	July 31, 2004	Fiscal Year ended
				July 31, 2005	July 31, 2004
Net revenue:

eBusiness and Fulfillment
Americas	$105,543	$106,379	$55,261	$449,400	$210,730
Asia	49,960	52,561	7,350	212,595	33,053
Europe	95,740	106,727	33,744	407,681	153,025

Total eBusiness and Fulfillment	251,243	265,667	96,355	1,069,676	396,808
Managed Application Services	—	—	111	84	614

	$251,243	$265,667	$96,466	$1,069,760	$397,422

Operating income (loss):

eBusiness and Fulfillment
Americas	$(4,202)	$(1,312)	$125	$(1,879)	$(4,149)
Asia	3,603	3,969	(127)	23,276	(1,295)
Europe	1,293	132	(406)	1,595	2,837

Total eBusiness and Fulfillment	694	2,789	(408)	22,992	(2,607)
Enterprise Software and Services	—	—	23	—	23
Managed Application Services	—	(432)	85	(348)	594
Portals	338	—	—	338	(1,807)
Other	(4,686)	(4,301)	(4,955)	(17,317)	(19,866)

	$(3,654)	$(1,944)	$(5,255)	$5,665	$(23,663)

Non-GAAP operating income (loss):

eBusiness and Fulfillment
Americas	$(1,500)	$1,642	$1,529	$9,850	$4,245
Asia	5,610	5,319	(104)	30,418	(1,191)
Europe	3,236	1,518	(389)	7,523	3,011

Total eBusiness and Fulfillment	7,346	8,479	1,036	47,791	6,065
Managed Application Services	—	—	111	84	609
Portals	—	—	—	—	(27)
Other	(4,206)	(4,073)	(4,895)	(15,875)	(17,602)

	$3,140	$4,406	$(3,748)	$32,000	$(10,955)

Note: Non-GAAP operating income (loss) represents total operating income (loss), excluding net charges related to depreciation, amortization of intangible assets and stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME (LOSS) TO GAAP OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

Non-GAAP Operating income (loss)	$3,140	$4,406	$(3,748)	$32,000	$(10,955)
Adjustments:
Depreciation	(2,715)	(2,473)	(1,398)	(10,151)	(6,771)
Amortization of intangible assets and stock-based compensation	(2,606)	(2,405)	(71)	(10,926)	(333)
Restructuring, net	(1,473)	(1,472)	(38)	(5,258)	(5,604)

GAAP Operating income (loss)	$(3,654)	$(1,944)	$(5,255)	$5,665	$(23,663)

Other income (expense)	4,548	460	(584)	2,974	42,404
Income tax expense (benefit)	620	(23,099)	649	(19,933)	(69,532)
Loss from discontinued operations	—	(2,047)	(314)	(2,047)	(1,298)

Net income (loss)	$274	$19,568	$(6,802)	$26,525	$86,975